Exhibit 23.1

Consent of Jorgensen & Co.

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated September 20, 2007 on the May 31, 2007 audited financial statements for Mantra Venture Group Ltd. as included in the Form S-1 filed by Mantra Venture Group Ltd. on February 26, 2008 to register 4,565,000 common shares.

/s/ Jorgensen & Co. JORGENSEN & CO. February 26, 2008